Exhibit 10(a)

Arrow Electronics, Inc.
Restricted Stock Unit Award Agreement

Executive Committee

Grantee:PARTICIPANT NAME

Grant Date:GRANT DATE

Number of Restricted
Stock Units: SHARES GRANTED

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of GRANT DATE, is between Arrow Electronics, Inc., a New York corporation (“Arrow” and together with its subsidiaries and affiliates, the “Company”), and PARTICIPANT NAME (the “Grantee” or “you”). In consideration of mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and Grantee agree as follows:

Subject to the provisions of this Agreement and the provisions of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, as amended from time to time (the “Plan”), the Company hereby grants to Grantee the number of restricted stock units shown above (the “Restricted Stock Units”) as of the Grant Date set forth above (the “Grant Date”) (together, the “Award”). Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.

1.Vesting; Settlement Generally. Subject to the provisions of Sections 2 through 5 of this Agreement, twenty-five percent (25%) of the Restricted Stock Units will vest and become non-forfeitable on each of the first four anniversaries of the Grant Date, but only if the Grantee remains employed by the Company on the applicable anniversary. Within thirty (30) days after Restricted Stock Units vest, each vested Restricted Stock Unit shall be settled by delivery of one Share. Any fractional Restricted Stock Units shall be rounded to the nearest whole number provided, however, that in no event shall more than the number of Restricted Stock Units shown above be settled. Delivery of Shares within the applicable grace periods permitted by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”), shall be deemed made on the scheduled payment date.
2.Vesting following Retirement. Except to the extent set forth in the following sentence, upon your Retirement from the Company, any unvested portion of the Restricted Stock Units will continue to vest under the same schedule as set forth under Section 1 hereof, provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant, or otherwise), in which case any unvested portion of the Restricted Stock Unit will be forfeited, and no payment or delivery of Shares will be made therefor. In the event that your Retirement occurs prior to the end of the calendar year in which this Award was granted to you, the aggregate number of Restricted Stock Units that will continue to vest in accordance with the immediately preceding sentence shall be prorated and shall equal to the number of Restricted Stock Units subject to the Award multiplied by a fraction, the numerator of which is the number of full months you were actually employed by the Company during the calendar year in which this Award was granted to you and the denominator of which is twelve.
3.Vesting following Certain Terminations. Upon your termination of employment from the Company under circumstances in which you are receiving severance payments from the Company in the form of salary continuation, any Restricted Stock Units that are unvested as of the date of your termination will continue to vest under the same schedule as set forth under Section 1 hereof to the extent they are scheduled to vest during the period you are receiving severance payments, provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Restricted Stock Units will be forfeited, and no payment or delivery of Shares will be made therefor.
4.Death or Disability. Upon your termination of employment from the Company by reason of death or Disability, any unvested part of the Restricted Stock Units will vest immediately.
5.Termination of Employment following a Change of Control. Any unvested portion of the Restricted Stock Units that have been substituted or replaced with an equivalent award by the successor will vest immediately upon the termination of your employment by the Company without Cause or by you for Good Reason, in either such case occurring within two (2) years after a Change of Control of the Company (an “Involuntary Termination”).

If your employment ends for any reason (other than as described in Sections 2 through 5 above) before your Restricted Stock Units fully vest, the unvested portion of the Restricted Stock Units will be forfeited, and there will be no payment or delivery of Shares to you related to such forfeited Restricted Stock Units.

The terms “Cause,” “Change of Control,” “Competing Business,” “Disability,” “Good Reason,” and “Retirement,” as used in this Agreement, are defined in Section 16 below.

6.Cancellation or Clawback of Awards. In consideration of the grant of this Award to you, you agree that this Award is subject to any Clawback Policies the Company has in place or may adopt from time to time, pursuant to which the Committee may, to the extent permitted by applicable law or the Clawback Policies, and will, to the extent required by applicable law, cancel or require recovery, repayment or clawback of this Award (whether or not vested) or any payments, Shares delivered, or gain therefrom (if so provided under the applicable Clawback Policy) upon vesting, exercise, or settlement of this Award or sale of Shares underlying this Award. In consideration of the grant of this Award to you, you further agree that Section 22.1 of the Plan applies to you and this Award.
7.Restriction Period. For any Restricted Stock Unit, the “Restriction Period” begins on the Grant Date and ends on the date on which that Restricted Stock Unit vests.
8.Rights of Shareholder. Grantee shall not be entitled to any voting rights or other rights or privileges of ownership of Shares with respect to the Restricted Stock Units unless and until Shares are actually delivered to Grantee pursuant to this Agreement.
9.Dividends. In the event that dividends are paid, Grantee will be credited as of the date each such dividend is paid with additional Restricted Stock Units having a value equal to the aggregate amount of the dividend that would have been paid with respect to the Grantee’s Restricted Stock Units if they had been actual Shares, based on the Fair Market Value (as defined in the Plan) of a Share on the applicable dividend payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as dividends are paid thereafter and shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited.
10.Transferability. Except as otherwise determined by the Committee, Restricted Stock Units granted under this Agreement are not transferable by Grantee, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units, made, or attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, shall be void.
11.Administration. This Agreement and the rights of Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. You can only accept and receive this Award by indicating your acceptance of the terms and conditions set forth in this Agreement. By accepting this Agreement, you accept and agree to all of its terms. If you do not accept this Agreement, this Award will be forfeited.
12.Arrow Electronics Anti-Hedging and Anti-Pledging Policy. You are required to comply with the Arrow Electronics Anti-Hedging and Anti-Pledging Policy with respect to transactions in Shares acquired under the Plan.
13.Personal Data. You hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, your employer (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, and telephone number, date of birth, social insurance number, or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Subsidiaries and Affiliates, the Employer, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer, and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the Restricted Stock Units. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Restricted Stock Units or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14.Nature of Grant. By participating in the Plan, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past; (c) all decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) the Restricted Stock Unit grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any); (e) you are voluntarily participating in the Plan; (f) the Restricted Stock Units are not intended to replace any pension rights or compensation; (g) the Restricted Stock Units, the underlying Shares and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (j) unless otherwise agreed with the Company in writing, the Restricted Stock Units, the underlying Shares and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (k) for purposes of the Restricted Stock Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in Sections 2 through 5 of this Agreement or determined by the Company, your right to vest in the Restricted Stock Units under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Restricted Stock Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and (l) the following provisions apply only if you are providing services outside the United States: (A) the Restricted Stock Units, the underlying Shares, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amount due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
15.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
16.Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
a.“Cause” means that the Committee, in its sole discretion, determined that you: (i) intentionally failed to perform your duties for the Company and that failure continues after you receive written warning concerning your failure to perform (this does not mean a mere failure to attain financial goals); (ii) engaged in illegal conduct or gross misconduct which is significantly and demonstrably injurious to the Company; or (iii) violated any provision of the Arrow Worldwide Code of Business Conduct and Ethics or of any other written agreement you may have with the Company. Notwithstanding the foregoing, if you are party to an employment, severance or change in control retention agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement.
b.“Change of Control” means the occurrence of either of the following events: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) months ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the Board of Directors of Arrow Electronics, Inc. (the “Board”) is replaced during a twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. Notwithstanding the foregoing, (I) if you are party to an employment, severance or change in control retention agreement with the Company that contains a definition of “change of control” or “change in control”, “Change of Control” shall have the meaning ascribed to such term in such agreement and (II) to the extent necessary to avoid the application of any additional taxes under Section 409A of the Code, no event shall constitute a “Change of Control” hereunder unless it is a “change in control event” with the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
c.“Clawback Policy” or “Clawback Policies” means any policy or policies adopted from time to time by the Board that provides for the recoupment of certain employee compensation in response to certain events, including but not limited to, an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or an employee’s involvement in any misconduct.
d.“Committee” means the Compensation Committee of the Board or a designated subcommittee thereof.
e.“Competing Business” means any business which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units, or groups for which you worked or had responsibility during your tenure at the Company.
f.“Disability” means due to illness, injury, or a physical or medically recognized mental condition, (i) you are unable to perform your duties and responsibilities with reasonable accommodation for one hundred twenty (120) consecutive calendar days, or one hundred eighty (180) calendar days during any twelve (12) month period, as determined by a physician agreed to by the Company and you, or (ii) you are considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company or one of its Subsidiaries or Affiliates in which you participate; provided, however, that, in either case, you are also determined to be “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
g.“Good Reason” means the occurrence of any of the following changes to your employment, provided that the Company does not rescind such changes within thirty days following your written request: (i) a material adverse diminution in your duties and responsibilities; (ii) your base salary is materially reduced, other than in connection with a region-wide or company-wide pay cut/furlough program; or (iii) a material change in the geographic location of your principal place of business of more than fifty (50) miles from your current location. For the avoidance of doubt, a mere change in title and/or reporting relationship shall not be grounds for a claim of “Good Reason.” You will have “Good Reason” to terminate your employment only if such action is taken during the two (2) year period following a Change of Control. Notwithstanding the foregoing, if you are party to an employment or change in control retention agreement with the Company that contains a definition of “good reason” for termination of employment, “Good Reason” shall have the meaning ascribed to such term in such agreement.
h.“Retirement” means your retirement under a retirement plan of the Company, or one of its Subsidiaries or Affiliates, at or after your normal retirement age or, with the written consent of the Committee, at an early retirement date.
17.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (b) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (c) withholding in Shares to be issued upon settlement of the Restricted Stock Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items using applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum rate is used, any over-withheld amount will be refunded to you in cash by the Company or Employer (with no entitlement to the Share equivalent), or if not refunded, you may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 17 to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if Shares subject to the Restricted Stock Units will be withheld (or sold on your behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Restricted Stock Units for any portion of the Restricted Stock Units that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of Shares withheld (or sold on your behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.

18.Section 409A Compliance. The following provisions shall apply if Grantee is a U.S. Taxpayer.

Notwithstanding the foregoing provisions of this Agreement, no Shares or amounts payable hereunder in connection with a termination of your employment that are subject to Section 409A of the Code as deferred compensation (and do not qualify for the “short-term deferral” or any other exemption under applicable U.S. Treasury Regulations) and that are payable upon a termination of your employment (“Separation Payments”) shall be paid unless the termination constitutes a “separation from service,” within the meaning of Section 409A of the Code. In addition, if you are a “specified employee,” within the meaning of Section 409A of the Code, at the time of a separation from service, any Separation Payments payable in connection with a separation from service shall instead be paid on the first business day following the earlier to occur of (a) the expiration of the six (6)-month period following your separation from service or (b) your death, if necessary to comply with Section 409A of the Code.

The Restricted Stock Units are intended to be exempt from or compliant with Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject Grantee to the payment of additional taxes and interest under Section 409A of the Code or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan, or both, without the consent of Grantee, in the manner that the Committee may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This Section 18 does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan, and does not guarantee that the Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest, and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall the Company be liable to any party for any additional tax, interest, or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or for any action taken by the Committee.

19.Foreign Asset/Account, Exchange Control, and Tax Reporting. You may be subject to foreign asset/account, exchange control, and/or tax reporting requirements as a result of the acquisition, holding, and/or transfer of Shares or cash (including dividends, dividend equivalents, and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof, and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control, and tax reporting requirements and should consult your personal legal advisor on this matter.
20.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
21.Governing Law and Venue. The Restricted Stock Unit grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of New York, without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
23.Language. If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
25.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.
26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The parties have entered into this Agreement as of the date first written above by signing where indicated below.

Arrow Electronics, Inc.

By:

/s/ Gretchen Zech

Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

PARTICIPANT NAME